Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 1, 2022 (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Ridgefield Acquisition Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date:	July 1, 2022	SB4 INVESTMENTS LLC

		By:	/s/ Steven N. Bronson
		Name:	Steven N. Bronson
		Title:	Manager

/s/ Steven N. Bronson
Steven N. Bronson